Exhibit 10.113

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT").

CONVERTIBLE DEBENTURE

$70,750.00	As of June 20, 2013

For value received, VG Life Sciences, Inc. Formally known as Viral Genetics, Inc., a Delaware corporation (the "Company"), promises to pay to the order of Dr. Eric Rosenburg (the "Holder"), the principal sum of SEVENTY THOUSAND AND SEVEN HUNDRED AND FIFTY DOLLARS AND NO CENTS (the "Principal") and to pay interest on the outstanding Principal of this Convertible Debenture (this "Debenture") as provided herein pursuant to the terms and provisions of this Debenture as provided herein. This Debenture evidences various loans (each a "Loan") advanced by the Holder to the Company on behalf of the Holder or on behalf of another entity pursuant to an agreement between the Holder and that entity, on the dates and in the amounts specified on Schedule A attached hereto.

1. Definitions.

(a) "Business Day" means any day on which banks are open for business in the State of California and the State of New York;

(b) "Common Stock" means the Company's common stock, par value $0.0001 per Share.

(c) "Conversion Price" shall be $0.20 per share; provided that the Conversion Price will be lowered to the lowest price per share that the Company issues Shares of Common Stock while this Debenture is outstanding, but in no event less than $0.15 per Share.

(d) "Shares" means shares of Common Stock;

(e) "Trading Day" means a calendar day on which the Shares are quoted for trading on the Trading Market;

(f) "Trading Market" means the following markets or exchanges on which the Shares are listed or quoted for trading on the date in question: The Over The Counter Bulletin Board, the PinkSheets, the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Toronto Stock Exchange, the TSX Venture Exchange, or any other securities exchange registered with the United States Securities and Exchange Commission;

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2. Interest. Interest on the Principal amount of this Debenture will accrue at a rate equal to ZERO of a percent (0%) per annum from the date of the making of each Loan as set forth on Schedule A. Interest will be computed on the basis of a 365-day year and will be paid on the Due Date.

3. Principal. The Company shall pay the Principal amount of this Debenture, together with all accrued and unpaid interest, to Holder 07/1/2014 ("Due Date").

4. Payment. All payments due under this Convertible Debenture shall be made in either the lawful money of the United States of America or in Shares as determined according to this Section 4, without set-off, deduction, demand or notice.

(a) Form of Payment. Ten (10) days prior to the Due Date, the Company, at its sole discretion, shall notify the Holder whether the payment due shall be made in cash or in Shares.

(b) Payments in Cash. All payments in cash shall be made to the Holder by check or to such bank as the Holder may advise the Company in writing. The Company shall provide the Holder with three (3) business days prior written notice of any cash payment of the amount outstanding under this Debenture.

(c) Payments in Shares. The number of Shares issuable upon a payment being made in Shares or a conversion, as the case may be, shall be calculated by dividing the outstanding Principal due on the Due Date or the date of a conversion, as the case may be, by the Conversion Price. No fractional Shares will be issued upon conversion of this Debenture or a payment by the Company in Shares. In lieu of any fractional Share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unpaid or unconverted Principal and interest balance of this Debenture that would otherwise be paid or converted into such fractional Share. Shares issued hereunder shall be transmitted by the transfer agent of the Company to the Holder either by crediting the account of the Holder's designated broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission ("DWAC"), or, if so elected by Holder, by physical delivery of certificates to Holder's address within five (5) Trading Days from the Due Date. If the Company fails for any reason to deliver to the Holder the Shares by the requisite delivery date (whether a payment by the Company or a conversion by the Holder), the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Shares not timely delivered, $5 per Trading Day (increasing to $10 per Trading Day on the fifteenth (15) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such requisite delivery date until such Shares are delivered. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to deliver to the Holder the Shares on or before the requisite delivery date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, Shares to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving pursuant to this Debenture (a "Buy-1n"), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Shares so purchased exceeds (y) the amount obtained by multiplying (A) the number of Shares that the Company was required to deliver to the Holder multiplied by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Shares having a total purchase price of $11,000 to cover a Buy-In with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $ 1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, commercially reasonable evidence of the amount of the loss sustained by the Holder.

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(d) Adjustments. If the Company, at any time while this Debenture is outstanding subdivides outstanding Shares into a larger number of shares or combines (including by way of reverse stock split) outstanding Shares into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Shares outstanding immediately before such event and of which the denominator shall be the number of Shares outstanding immediately after such event.

5. Prepayment. Company shall have the right to prepay this Debenture in cash prior to the Due Date upon three (3) days prior written.

6. Conversion. All or any portion of the Principal amount of this Debenture may be converted at the option of the Holder at any time and from time to time, in the minimum principal amount of $25,000 and integral multiples of $5,000 thereafter, the Company's receipt of the Conversion Notice (as hereinafter defined) from the Holder and payment in full of the Conversion Price as then in effect. Each "Conversion Notice" shall mean a written notice from the Holder informing the Company of the date of the conversion, the principal amount of this Debenture being converted, the number of shares of Common Stock to be received upon conversion and confirming that the Conversion Price will be paid in cash. The Conversion Price shall be paid by certified check or by wire transfer of immediately available funds to a bank account designated by the Company in writing. Within three (3) Business Days after payment of the Conversion Price, the Company will deliver a certificate for the shares of Common Stock issued upon conversion to the Holder, or at the Holder's request, to a brokerage account for the benefit of Holder. The Company shall at all times reserve for issuance a number of shares of Common Stock sufficient to satisfy the conversion feature of this Debenture. The number of shares of Common Stock issuable upon the conversion of all or a portion of this Debenture shall be equal to the Principal amount of this Debenture being converted divided by the Conversion Price. Upon conversion any accrued interest on the Principal amount of this Debenture being converted shall be paid in cash or Shares, in the Company's discretion.

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7. Default. Any one of the following occurrences shall constitute an "Event of Default" under this Debenture:

(a) failure of Company to pay any amount that it payable under this Debenture on the Due Date, provided that such failure is not cured within a grace period of ten (10) calendar days; or

(b) failure to comply with or perform any other agreement or covenant of the Company contained herein, which failure does not otherwise constitute an Event of Default, provided that such failure has not been cured within thirty (30) calendar days written notice by Holder to the Company; or

(c) there shall occur any default or event of default, any similar event, any event that requires the prepayment of borrowed money or permits the acceleration of the maturity thereof, or any event or condition that might become any of the foregoing with notice or the passage of time or both, under the terms of any evidence of indebtedness or other agreement issued or assumed or entered into by the Company, or under the terms of any document or instrument under which any such evidence of indebtedness or other agreement is issued, assumed, secured, or guaranteed, and such event shall continue beyond any applicable notice, grace or cure period, provided that such condition shall not have been cured within thirty (30) calendar days of notice by Holder; or

(d) the Company shall fail to maintain its existence in good standing in its state of incorporation; provided that such condition shall not have been cured within thirty (30) calendar days of notice by Holder; or

(e) a judgment or settlement shall be entered or agreed to in any proceeding which would reasonably be expected to have a material and adverse effect on the ability of the Company to repay this Debenture; or any garnishment, summons, writ of attachment, citation, levy or the like is issued against or served upon Holder for the attachment of any property of the Company in Holder's possession or control, provided that such condition shall not have been cured within thirty (30) calendar days of notice by Holder of such condition; or

(f) any Share issued pursuant to this Debenture shall not be duly authorized, validly issued, fully paid or nonassessable, provided that such condition shall not have been cured within ninety (90) calendar days of notice by Holder of such condition; or

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(g) the Company shake make a voluntary filing for bankruptcy under Title 11, Chapter 7 of the United States Code; or

(h) there shall be appointed a receiver or trustee to take possession of the property or assets of the Company under Title 11, Chapter 7 of the United States Code.

8. Remedies. Upon the occurrence and during the continuance of an Event of Default, this Debenture shall become immediately due in full, and unpaid amounts hereunder will accrue interest at the rate equal to the stated rate plus 5.00% per annum, and Holder may exercise any rights and remedies under this Debenture, any Transaction Document or other document or instrument and at law or in equity. The time of payment of this Debenture is also subject to acceleration if an Event of Default occurs. Notwithstanding the foregoing, the entire unpaid Principal sum of this Debenture, together with accrued and unpaid interest thereon, shall become immediately due and payable upon any of the Events of Default set forth in this Debenture.

9. Transfer; Successors and Assigns. The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. At the election of the Holder, but subject to compliance with applicable securities laws, this Debenture may be assigned or transferred by the Holder, in whole or in part, upon surrender of this Debenture, duly endorsed, and accompanied by a duly executed written instrument of transfer in customary form, following which a new Debenture for the same principal amount and interest will be issued to, and registered in the name of, the transferee. If less than the entire amount of this Debenture is transferred or assigned, the Company will issue new Debentures to the transferee, in the amount transferred or assigned, and to the Holder, in the remaining Principal amount hereof after the transfer or assignment. This Debenture shall be binding upon and inure to the benefit of the Company and the Holder, their successors and permitted assigns and the transferees of the Holder.

10. Governing Law. This Debenture and all acts and transactions pursuant hereto and the rights and obligations of the Company and the Holder shall be governed, construed and interpreted in accordance with the laws of the State of CALIFORNIA, without giving effect to any of its principles of conflicts of law or choice of law principles which would result in the application of the laws of another jurisdiction.

11. Notices. Any notice required or permitted by this Debenture shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 96 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth herein or as subsequently modified by written notice.

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12. Amendments and Waivers. This Debenture may be amended by a written instrument executed by the Company and the Holder. Any amendment or waiver effected in accordance with this Section 13 shall be binding upon the Company, the Holder and each transferee or permitted assigns of any Debenture.

13. Loss of Debenture. Upon receipt by the Company of a customary representation by the Holder of the loss, theft, destruction or mutilation of this Debenture or any Debenture exchanged for it, and a customary indemnity undertaking by the Holder (in case of loss, theft or destruction) or surrender and cancellation of such Debenture (in the case of mutilation), the Company will make and deliver in lieu of such Debenture a new Debenture of like tenor.

14. Waiver. The Company hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality upon the occurrence of an Event of Default.

15. Costs and Fees. The Company agrees to pay all costs, expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred by the Holder in endeavoring to collect any amounts payable hereunder (including, without limitation, amounts payable in Shares) which are not paid when due or otherwise in enforcing any provision of this Debenture and any of the rights and remedies of the Holder under this Debenture, at law or in equity.

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This Debenture has been executed as of the date first written above.

COMPANY

VG Life Sciences Inc.

By: signature illegible
Name:

Title:

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Schedule A

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